SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

January 10, 2003

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On January 10, 2003, CSB Bancorp, Inc. released a letter to shareholders regarding fourth quarter 2002 earnings and announcing a dividend to shareholders. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to shareholders dated January 10, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: January 9, 2003

By: /s/ C. James Bess

C. James Bess

Chairman, President and

Chief Executive Officer

Exhibit 99.1

[CSB BANCORP, INC. LETTERHEAD]

January 10, 2003

Dear Shareholder:

The Company experienced a successful fourth quarter with earnings of $406,000.  This compares to 2001 earnings for the same period of $253,000; a 60% increase.  Unaudited earnings totaled $1,923,000 for 2002, compared to 2001 earnings of $1,059,000; an 82% increase.  As a result of our dramatically improved earnings, the Company has declared a fourth quarter dividend of $0.10 per share.  Please find your check or statement enclosed.

Preparations for continuing to improve the Company’s operating performance in 2003 are well underway.  The Board and Management are currently evaluating various strategic options to build the Company, improve efficiency and enhance franchise and shareholder value.

Although we cannot predict the future, and in spite of uncertain Federal Reserve monetary policy as well as pending national and international economic and security issues, we currently expect 2003 earnings to outperform 2002.  Earnings growth in 2003 is expected to stem from continuing improvement in the Bank’s net interest margin and bank-wide operating efficiencies.

Thank you for your continuing confidence and support.

/s/ C. James Bess

C. James Bess

Chairman, President and

Chief Executive Officer